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                                                                      EXHIBIT 20


  [COLUMBIA/HCA HEALTHCARE CORPORATION NEWS RELEASE LETTERHEAD APPEARS HERE]

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                                                FOR IMMEDIATE RELEASE

INVESTOR CONTACT:               MEDIA CONTACTS:
Victor L. Campbell              Eve Hutcherson         Sue Atkinson
Columbia                        Columbia               Atkinson Public Relations
615/344-2053                    615/344-2737           615/320-7532

CONTACTS FOR SCOTT & VANDEWATER:
Edward Nebb/Eric Starkman
Morgan-Walke Associates
212/850-5600

                     SCOTT, VANDEWATER RESIGN AT COLUMBIA;
                         FRIST NAMED CHAIRMAN AND CEO

NASHVILLE, TENN - JULY 25, 1997 -- Columbia/HCA Healthcare Corporation (NYSE:
COL) today announced the resignations of Richard L. Scott, chairman, chief executive officer, and a director; and David T. Vandewater, president and chief operating officer, effective immediately.

     Thomas F. Frist, Jr., M.D., vice chairman of the company's board, has been named chairman and chief executive officer. Frist has been a leader in the healthcare industry for 30 years.

     The resignations were offered by the two executives, and accepted by the board. Both executives emphasized that throughout their tenure they have acted honorably and in the best interests of the company.

     Scott said, "Since founding Columbia, we have been dedicated to improving healthcare through a focus on quality care. At the same time, we have had a strong emphasis on creating value for shareholders. Though the decision to resign was an extremely difficult one, we consider it to be the ultimate demonstration of our commitment to Columbia's mission."

     "Rick and David have been catalysts in addressing the growing healthcare challenges in this country. We are grateful for their tireless efforts and contributions to improving the quality of healthcare in this country," Frist said.

     "Our board and management will be focusing on providing full cooperation with all governmental agencies. We will also ensure that all Columbia facilities and employees are in full compliance with the law," Frist said.
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